Exhibit 10.59

AMENDED AND RESTATED CHANGE IN CONTROL

AGREEMENT

Amended and Restated Effective

as of February 7, 2008

Level 1 Executives

THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (the “Agreement”) effective                         , is between THE CLOROX COMPANY, a Delaware corporation (the “Company”) and                         (the “Executive”).

The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to amend and restate the Change in Control Agreement with the Executive, effective             , to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in Section 2 below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. Certain Definitions.

(a) The “Effective Date” shall mean the first date during the Change in Control Period (as defined in Section 1(b)) on which a Change in Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment and this Agreement shall govern in place of the Executive’s Current Agreement (as defined in Section 3(a) below).

(b) The “Change in Control Period” shall mean the period commencing on the date on which the Executive’s employment with the Company begins and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date thereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change in Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change in Control Period shall not be so extended.

(c) The “Separation Period” shall mean the period from the Date of Termination through the earlier of the first day of the month following the Executive’s 65th birthday or the date three years after the Date of Termination.

(d) “Annual Bonus” shall mean the annual award the Executive receives in any year under the Company’s Annual Incentive Plan (“AIP Plan”) and/or the Company’s Executive Incentive Compensation Plan (“EIC Plan”) or any successors thereto.

(e) The “Average Annual Bonus” shall mean the average Annual Bonus the Executive received for the three (3) completed fiscal years immediately preceding the Date of Termination, or the average Annual Bonus for the actual number of completed fiscal years immediately preceding the Date of Termination if less than three (3), provided that the First Year Bonus Target, shall be used in the average computation for any year in which the Executive was not eligible to participate in the AIP Plan and/or the EIC Plan for the full fiscal year.

(f) “Bonus Target” means the Annual Bonus that the Executive would have received in a fiscal year under the AIP Plan and/or the EIC Plan, if the target goals had been achieved.

(g) “First Year Bonus Target” means the Executive’s Bonus Target as of June 30 for the first fiscal year in which he was eligible to participate in the AIP Plan and/or the EIC Plan.

2. Change in Control. For the purpose of this Agreement, a “Change in Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) 50% of either the total fair market value or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), or (ii) during a 12 month period ending on the date of the most recent acquisition by such Person, 30% of the Outstanding Company Voting Securities; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, including any acquisition which by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason within any period of 12 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) is represented by Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

Notwithstanding any other provision in this Section 2, any transaction defined in Section 2(a) through (c) above that does not constitute a “change in the ownership or effective control” of the Company, or “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulations 1.409A-3(a)(5) and 1.409A-3(i)(5) shall not be treated as a Change in Control. Executive understands that the Company has commenced the process of reviewing its various compensatory plans, agreements, programs, policies and arrangements for compliance with Section 409A (as defined in Section 15) and Executive hereby agrees that the Company may unilaterally amend the definition of “Change in Control” in this Section 2 in a manner recommended by its counsel with the intent of complying with the requirements of Section 409A.

3. Employment Period.

(a) This Agreement shall become effective on the Effective Date. Before the Effective Date, the terms and conditions of the Executive’s employment shall be as set forth in the Amended and Restated Employment Agreement between the Executive and the Company dated of even date herewith (the “Current Agreement”) during the term thereof. From and after the Effective Date, this Agreement shall supersede the Current Agreement and any other agreement between the parties with respect to the subject matter hereof.

(b) The Company agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the earlier of the second anniversary of such date or the first day of the month following the Executive’s 65th birthday (the “Employment Period”).

4. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned to the Executive at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location not requiring the Executive’s commute to increase by more than 50 miles from his commute immediately prior to the Change in Control.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, provided that with respect to any corporate board, such service has been pre-approved by the Chief Executive Officer of the Company, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions on a part-time basis not to exceed five hours per week in the aggregate and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall have the opportunity to earn, for each fiscal year ending during the Employment Period, an Annual Bonus in cash at least equal to the highest Annual Bonus the Executive had the opportunity to earn for any of the last three full fiscal years prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year). Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall have elected to defer the receipt of such Annual Bonus within 30 days after the Executive’s employment Effective Date (as defined in Section 1(a) of the Current Agreement), or before the calendar year in which the Annual Bonus is earned or, if later, with respect to an Annual Bonus that qualifies as performance-based compensation under Section 409A (as defined in Section 16 below), no less than six months before the end of the applicable bonus performance period; provided that the Executive performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made and provided further that in no event may a deferral be made after such compensation has become readily ascertainable as set forth in Code Section 409A (as defined in Section 16 below).

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription drugs, dental, disability, salary continuance, severance pay, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

5. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is receiving income replacement benefits for a period of not less than three months under the Company’s accident and health plans by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board, the Chief Executive Officer or a senior officer of the Company which specifically identifies the manner in which the Board, Chief Executive Officer or senior officer believes that the Executive has not substantially performed the Executive’s duties, or

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason provided the Executive delivers the written notice to the Company set forth in Section 5(d) and the Company fails to cure the issue. For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company to comply with any of the material provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof;

(iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v) any material failure by the Company to comply with and satisfy Section 11(c) of this Agreement.

(d) Notice of Termination.

(i) Any termination by the Company for Cause shall be communicated by Notice of Termination for Cause to the Executive given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination for Cause” means a written notice which (X) indicates the specific termination provision in this Agreement relied upon, (Y) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (Z) if the Date of Termination (as defined in Section 5(e) below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Company to set forth in the Notice of Termination for Cause any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(ii) Any termination by the Executive for Good Reason shall be communicated by Notice of Termination for Good Reason to the Company within a period not to exceed 90 days of the initial existence of the condition and given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination for Good Reason” means a written notice which (X) indicates the specific termination provision in this Agreement relied upon, (Y) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (Z) the Executive’s intended Date of Termination (as defined in Section 5(e) below) if the Company does not cure the issue (which date shall be not less than thirty days after the giving of such notice). After receipt by the Company of the Notice of Termination for Good Reason, the Company shall have at least 30 days during which it may remedy the condition and thereby cure the event or circumstance constituting “Good Reason”.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination for Cause or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Executive for Good Reason, the 30th day following receipt by the Company of the Notice of Termination for Good Reason if the Company fails to cure the problem during the 30-day cure period, or any later date specified in the Notice of Termination for Good Reason, as the case may be, (iii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination and (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

6. Obligations of the Company upon Termination.

(a) By the Executive for Good Reason; or by the Company Other Than for Cause, Death or Disability. Subject to Section 6(e), if, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any accrued vacation pay, and (3) an amount equal to the following:

Average Annual Bonus	X	# of days in the current fiscal year through the Date of Termination
365

in each case to the extent not theretofore paid and in full satisfaction of the rights of the Executive thereto (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”); and

B. the amount equal to the following:

3	X	(Annual Base Salary + Average Annual Bonus)

provided, however, that if the Executive meets retirement eligibility on the Date of Termination and thus is eligible to receive a retirement bonus in accordance with the terms of the Company’s AIP Plan, EIC Plan or any other plan adopted by the Company, the Company may determine, in its sole discretion, to either pay such retirement bonus or pay the amount calculated in accordance with Section 6(a)(i)(A)(3), but it shall not be obligated to pay both.

C. an amount equal to the difference between (a) the actuarial equivalent of the aggregate benefits under the Company’s qualified pension and profit-sharing plans (the “Retirement Plans”) and any excess or supplemental pension and profit-sharing plans in which the Executive participates (collectively, the “Nonqualified Plans”) which the Executive would have been entitled to receive if the Executive’s employment had continued for the Separation Period, assuming (to the extent relevant) that the Executive’s compensation during the Separation Period would have been equal to the Executive’s compensation as in effect immediately before the termination or, if higher, on the Effective Date, and that employer contributions to the Executive’s accounts in the Retirement Plans and the Nonqualified Plans during the Separation Period would have been equal to the average of such contributions for the three years immediately preceding the Date of Termination or, if higher, the three years immediately preceding the Effective Date, and (b) the actuarial equivalent of the Executive’s actual aggregate benefits (paid or payable), if any, under the Retirement Plans and the Nonqualified Plans as of the Date of Termination (the actuarial assumptions used for purposes of determining actuarial equivalence shall be no less favorable to the Executive than the most favorable of those in effect under the Retirement Plan and the Nonqualified Plans on the Date of Termination and the date of the Change in Control);

(ii) for the Separation Period, the Company shall:

A. if the Executive participated in a Company self-insured medical plan (which does not satisfy the requirements of Section 105(h)(2)) immediately prior to the Date of Termination, pay to the Executive or cause to have paid on the Executive’s behalf the sum of (x) the Company’s portion of the premium payable under the Company’s group health plans for providing health benefits (i.e., medical, dental and vision benefits) to the Executive and to those family members covered through Executive under the Company’s group health plans at the time of the commencement of the Separation Period, such coverage to be provided under the group health plans in which Executive and his covered family members are participating at the time of the commencement of the Separation Period or elect in accordance with the Company’s applicable established procedures (reduced by any amounts which Executive is required to pay for such health benefit coverage as described in further detail below), and (y) an additional amount (the “Medical Gross-Up Amount”) intended to compensate Executive for any additional taxes, if any, for which Executive may become liable as a result of the provision of the benefits described in (x) so that Executive’s after-tax income is not decreased as a result of receiving the benefits described in (x), with such Medical Gross-Up Amount being calculated in accordance with the Company’s reasonable usual and customary procedures for determining tax gross-up payments, as such procedures may change from time to time. The Company shall pay or cause to have paid all amounts due under this Section 6(a)(ii) in annual installments, with the first installment due or credited within 30 days after the Date of Termination and subsequent installments being made or credited on the anniversary thereof; provided, however, that subsequent installments may be reduced or eliminated to the extent that Executive becomes eligible for other health coverage through a subsequent employer; or

B. if paragraph A above is not applicable (because the Executive participated in a health benefit program to which Section 105(h) is not applicable, such as the Company’s HMO immediately prior to the Date of Termination), continue benefits under such health plan on the same basis as an employee of the Company.

The purpose of providing the benefits pursuant to this Section 6(a)(ii) shall be to provide the Executive and/or the Executive’s covered family members with continued health benefits at least equal to those which would have been provided to them in accordance with the Company’s health plans, programs, practices and policies if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families (in each case with such contributions by the Executive as would have been required had the Executive’s employment not been terminated); provided, however, that if the Executive is employed by another employer and is eligible to receive health benefits under another employer’s group health plans, the health benefits described herein shall be secondary to those provided under such other plans during such applicable period of coverage, and for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies of the Company, the Executive shall be considered to have remained employed during the Separation Period and to have retired on the last day of such period. The Separation Period shall not be subtracted from the period of months for which the Executive is eligible for benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985;

(iii) if the Executive was entitled to receive financial planning and/or tax return preparation benefits immediately before the Date of Termination, the Company shall continue to provide the Executive with such financial planning and/or tax return preparation benefits with respect to the calendar year in which the Date of Termination occurs (including without limitation the preparation of income tax returns for that year), on the same terms and conditions as were in effect immediately before the Date of Termination (disregarding for all purposes of this clause (iii) any reduction or elimination of such benefits that was the basis of a termination of employment by the Executive for Good Reason);

(iv) the Executive shall be entitled to purchase the Company-leased automobile, if any, being used by the Executive prior to termination at the “buyout amount” specified by the vehicle’s lessor; and

(v) any awards granted to the Executive prior to the Change in Control under the Company’s 2005 Stock Incentive Plan or any successor plan thereto will become immediately exercisable in the event that the Executive’s termination (other than for Cause or Disability (as defined under the Company’s Long-term Disability Plan or Policy, as in effect on the Date of Termination of the Executive’s employment)) occurs within twenty-four (24) months of the Change in Control.

To the extent any benefits described in Section 6(a)(ii) and (iii) cannot be provided pursuant to the appropriate plan or program maintained for employees, the Company shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Executive.

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) the Annual Base Salary through the Date of Termination, and (y) the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(e) Specified Employee. Notwithstanding the foregoing, if the Executive is a Specified Employee (as defined in Section 1.409A-1(i) of the Treasury Department Regulations) on the Date of Termination and all payments subject to Section 409A of the Internal Revenue Code (the “Code”) specified in Section 6(a) are not made by March 15 of the year immediately following the Date of Termination, the following shall apply: Such payments may be made to the extent that the amount does not exceed two times the lesser of (i) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year preceding the termination, or (ii) the maximum amount that may be taken into account pursuant to Section 401(a)(17) of the Code ($225,000 in 2007) for the year in which the Executive has terminated. Any amounts exceeding such limit, may not be made before the earlier of the date which is six (6) months after the Date of Termination or the date of death of the Executive. Furthermore, any payments pursuant to this Section 6 shall be postponed until six (6) months following the end of the consulting period so long as the Executive continues to work on a consulting basis for the Company following termination and such consulting requires the Executive to work more than 20% of his average hours worked during the 36 months preceding his termination. Any payments that were scheduled to be paid during the six (6) month period following the Executive’s Date of Termination, but which were delayed pursuant to this Section 6(e), shall be paid without interest on, or as soon as administratively practicable after, the first day following the six (6) month anniversary of the Executive’s Date of Termination (or, if earlier, the date of Executive’s death). Any payments that were originally scheduled to be paid following the six (6) months after the Executive’s Date of Termination, shall continue to be paid in accordance to their predetermined schedule.

(f) Release. The Executive shall have 21 days following termination in which to execute a General Release (“Release”) in a form substantially equivalent to the attached Exhibit (which may be amended by the Company, from time to time, to conform to applicable law) and seven days in which to revoke the Release after its execution. If the Executive does not execute, or having executed, effectively revokes the Release, the Company will not be obligated to provide any benefits or payments of any kind to the Executive.

7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 3(a), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as specifically provided in Section 6(a)(ii), such amounts shall not be reduced whether or not the Executive obtains other employment.

9. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments, provided, however, that a Gross-Up Payment shall only be made in the event that application of the gross-up feature would result in the Executive receiving total after-tax Payments of at least one hundred five percent (105%) of the benefits the Executive would be entitled to receive without becoming subject to the tax imposed by Section 4999 of the Code (“Maximum Amount”). In the event that a Gross-Up Payment under this Agreement would result in total after-tax Payments of less than one hundred five percent (105%) of the Maximum Amount, the Executive’s Payments shall be capped at the Maximum Amount. If the Payments become subject to the cap described above, the amount due to the Executive under Sections 6(a)(i)A, 6(a)(i)B or 6(a)(i)C (cash Payments) shall be reduced initially; thereafter, the Management Development and Compensation Committee of the Company’s Board shall determine how the Payments subject to the cap shall be paid. Unless otherwise permitted by Section 409A (as defined in Section 15), no Gross-Up Payment shall be made within 12 months of the Date of Termination and all Gross-Up Payments shall be completed within 24 months of the Date of Termination.

(b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other certified public accounting firm as may be designated by the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10. Post Termination Obligations.

(a) Proprietary Information Defined. “Proprietary Information” is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any of its affiliated companies, or to its clients, consultants, or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in the Executive’s possession or part of his general knowledge prior to his employment by the Company; or (iii) the information is disclosed to the Executive without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

(b) General Restrictions on Use of Proprietary Information. The Executive agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Company and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company’s premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during his employment to the extent necessary to carry out the Executive’s responsibilities under this Agreement, (ii) after termination of his employment as specifically authorized in writing by the Board, and (iii) pursuant to a subpoena.

(c) Non-Solicitation and Non-Raiding. To forestall the disclosure or use of Proprietary Information in breach of Section 10(b), and in consideration of this Agreement, Executive agrees that for a period of two (2) years after termination of his employment, he shall not, for himself or any third party, directly or indirectly (i) divert or attempt to divert from the Company (or any of its affiliated companies) any business of any kind in which it is engaged, including, without limitation, the solicitation of its customers as to products which are directly competitive with products sold by the Company at the time of the Executive’s termination, or interference with any of its suppliers or customers, or (ii) solicit for employment any person employed by the Company, or by any of its affiliated companies, during the period of such person’s employment and for a period of one year after the termination of such person’s employment with the Company.

(d) Contacts with the Press. Following termination, the Executive will continue to abide by the Company’s policy that prohibits discussing any aspect of Company business with representatives of the press without first obtaining the permission of the Company’s Public Relations Department.

(e) Remedies. Nothing in this Section 10 is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law.

(f) No Deferral or Withholding by the Company. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive pursuant to this Agreement.

11. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices or other communications required or permitted hereunder shall be made in writing. Notice shall be effective on the date of delivery if delivered by hand upon receipt, on the first business day following the date of dispatch if delivered utilizing next day service by a recognized next day courier to the applicable address set forth below, or if mailed, three (3) business days after having been mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the applicable address set forth below. Notice given by facsimile shall be effective upon written confirmation of receipt of the facsimile.

If to the Executive:

To the residence address for the Executive last shown on the Company’s payroll records.

If to the Company:

The Clorox Company

1221 Broadway

Oakland, California 94612

Attention: General Counsel

Fax: [            ]

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Company other than Executive. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

(f) Together with the Current Agreement, the terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement and the Current Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving either Agreement. The Current Agreement (and such restricted stock unit and stock option award agreements thereunder) and this Agreement supersede any prior agreements, written or oral, between the Company and the Executive concerning the terms of his employment.

(g) In the event of any inconsistency between (i) this Agreement and (ii) any other plan, program, practice or agreement in which the Executive participates or is a party, this Agreement shall control.

13. Executive Acknowledgment. The Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

14. Arbitration. Any controversy between the Executive or the Executive’s heirs or estate and the Company or any employee of the Company, including but not limited to, those involving the construction or application of any of the terms, provisions or conditions of this Agreement or otherwise arising out of or related to this Agreement, shall be settled by arbitration before a single arbitrator in accordance with the then current commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The location of the arbitration shall be San Francisco, California if the Executive’s current or most recent location of employment with the Company is or was located in Alameda County, California. If it is or was elsewhere, the arbitration shall be held at the city nearest to the Executive’s last location of employment with the Company which has an office of the American Arbitration Association. The arbitrator shall award attorney’s fees to the Executive to the extent that the Executive prevails in the arbitration proceeding.

15. Section 409A. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision that would cause the Agreement or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended to the minimum extent required to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

17. Severability. If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby. This Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision has never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the invalid, illegal or unenforceable provision or by its severance herefrom. In lieu of such invalid, illegal or unenforceable provisions there shall be added automatically as a part hereof a provision as similar in terms and economic effect to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

The parties have duly executed this Agreement as of the effective date that appears at the beginning of this Agreement.

THE CLOROX COMPANY
The Company

By:
[____________________________________]	(Executive)
Its [______________]

EXHIBIT

GENERAL RELEASE

This document is an important one. You should review it carefully and, if you agree to it, sign at the end on the line indicated.

You have 21 days to sign this Release, during which time you are advised to consult with an attorney regarding its terms.

After signing this Release, you have seven days to revoke it. Revocation should be made in writing and delivered so that it is received by the Corporate Secretary of The Clorox Company, 1221 Broadway, Oakland, CA 94612 no later than 4:30 p.m. on the seventh day after signing this Release. If you do revoke this Release within that time frame, you will have no rights under it. This Release shall not become effective or enforceable until the seven day revocation period has expired.

The agreement for payment of consideration in paragraph 2 below will not become effective until the seven day revocation period has passed.

This GENERAL RELEASE is entered into between The Clorox Company (hereinafter referred to as “Employer”) and                                                          (hereinafter referred to as “Executive”). Employer and Executive agree as follows:

1. Executive’s regular employment with Employer will terminate as of             , 20_. Executive is ineligible for reemployment or reinstatement with Employer.

2. Upon Executive’s acceptance of the terms set forth herein, the Employer agrees to provide the Executive with compensation and benefits set forth in Section 6 of the Amended and Restated Change in Control Agreement between the Executive and the Employer (the “CIC Agreement”), a copy of which is attached as the first Exhibit to this General Release. A complete description of those benefits is attached as the second Exhibit to this General Release.

3. (a) In consideration of the Employer providing Executive this compensation, Executive and Executive’s heirs, assignees and agents agree to release the Employer, all affiliated companies, agents and employees and each of their successors and assigns (hereinafter referred to as “Releasees”) fully and finally from any claims, liabilities, demands or causes of action which Executive may have or claim to have against the Releasees at present or in the future, except claims for vested benefits, if any. The claims released may include, but are not limited to, any tax obligations as a result of the payment of consideration referred to in paragraph 2, and claims arising under federal, state or local laws prohibiting discrimination in employment, including the Age Discrimination in Employment Act (ADEA) or claims growing out of any legal restrictions on the Employer’s right to terminate its employees. Claims of discrimination, wrongful termination, age discrimination, and any claims other than for vested benefits are hereby released.

(b) By signing this document, Executive agrees not to file a lawsuit to assert such claims. Executive also agrees that if Executive breaches this provision, Executive will be liable for all costs and attorneys’ fees incurred by any Releasee resulting from such action.

4. By signing this document, Executive is also expressly waiving the provisions of California Civil Code section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

By signing this document, Executive agrees and understands that Executive is releasing unknown as well as known claims related to Executive’s employment in exchange for the compensation set forth above.

5. Executive agrees to maintain in complete confidence the terms of this Release, except as it may be necessary to comply with a legally compelled request for information. It is agreed since confidentiality of this Release is of the essence, damages for violation being impossible to assess with precision, that $10,000 is a fair estimate of the damage caused by each disclosure and is agreed to as the measure of damages for each violation.

6. Executive agrees to indemnify and hold Employer harmless from and against any tax obligations for which Executive may become liable as a result of this Release and/or payments made pursuant to the CIC Agreement, other than tax obligations of the Employer resulting from the nondeductibility of any payments made pursuant to this Release or the Employment Agreement.

7. Agreeing to this Release shall not be deemed or construed by either party as an admission of liability or wrongdoing by either party.

8. This Release, the CIC Agreement, the Amended and Restated Employment Agreement between the Executive and the Employer, and the plan documents of plans of The Clorox Company referred to in the CIC Agreement set forth the entire agreement between Executive and the Employer. This Release and the CIC Agreement are not subject to modification except in writing executed by both of the parties. The Clorox Company plans referred to in the CIC Agreement may be amended in accordance with the provisions of those plans.

Executive acknowledges by signing below that Executive has not relied upon any representations, written or oral, not set forth in this Release.

EXECUTIVE

Dated:

THE CLOROX COMPANY

By: __________________

Dated:

22